Exhibit 10.5
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT dated as of September 28, 2005 (the “Agreement”), is entered into by and between James Bottiglieri, a resident of the state of New York (the “Executive”), and The Compass Group International LLC, a Delaware limited liability corporation (the “Company”).
RECITALS
          WHEREAS, the Executive has been a professional engaged in the accounting and finance professions for many years; and
          WHEREAS, the Company offered to employ Executive and place him in a position of responsibility on terms and conditions agreed upon between the parties, and to provide him with confidential business information to enable Executive to perform his responsibilities; and
          WHEREAS, Executive accepted said employment; and
          WHEREAS, the Company and Executive deem it to be in their respective best interests to enter into an agreement providing for the Company’s employment of Executive on the terms and conditions set forth below;
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, agreements, and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
AGREEMENT
     1. Employment
          1.1 Term. The Company agrees to employ the Executive and the Executive agrees to accept such employment, for a period of two (2) years commencing as of the date of this Agreement, or for such longer term as the Company and the Executive may agree to in writing (the “Term”). The Term will automatically renew for successive one-year periods at the end of each Term, provided that the Company may terminate this agreement upon two months notice and Executive may terminate this agreement upon six months notice after the end of the first two year Term.
          1.2 Duties. During the Term, as Executive Vice President of the Company, Executive shall perform such duties and functions as are assigned to him from time to time by the President of the Company (the “President”), and Executive shall adhere to all of the Company’s policies and procedures as they may from time to time be amended.
          1.3 Time Devoted to Employment; Best Efforts. Except as Scheduled in Schedule 1.3 hereto, as it may be updated from time to time, subject to the Company’s approval, to reflect the Executive’s current activities, Executive agrees to devote his entire working time, attention and efforts to the Company and its affiliates and subsidiaries, will use his best, good faith efforts to promote the success of the Company’s business, and will cooperate fully with the Board in the advancement of the best interests of the Company.
          1.4 Location of Employment. Executive’s principal place of employment shall be at the Company’s offices located in Westport, Connecticut.
          1.5 Use of Confidential Information. In performing his services for the Company pursuant to this Agreement the Executive will not use Confidential Information (as defined in Section 7) in a manner that would violate the rights or impair the interests of the Company.
          1.6 Transfer to Affiliate. The Company may, at its option, transfer Executive’s employment, and its obligations hereunder, to an affiliate of the Company or an entity under control of the Company’s shareholders or its management team. Should this occur, the Company agrees to guarantee all payments owed to Executive hereunder, and Executive agrees that all of his obligations and the Company’s right hereunder shall accrue to the entity to which employment is transferred.
     2. Compensation and Related Matters.
          2.1 Base Salary. As compensation for services rendered hereunder, the Company shall pay the Executive an annual base salary of $325,000 or such higher amount as the Company, in its sole judgment and discretion, may provide during the Term (the “Annual Base”), provided that the Annual Base may be increased by the Company, but not decreased, which amount shall be paid in accordance with the Company’s customary payroll practices.
          2.2 Performance Bonus. The Company shall award a bonus (the “Bonus Amount”) to Executive for each fiscal year of the Company during the term, which bonus shall be no less than $100,000 and shall be recommended by the Company’s President and determined by the Company’s Board in its sole judgment and discretion.
          2.3 Initial Bonus. The Company shall pay Executive a one-time Initial Bonus of $100,000 on the first day of his employment.
          2.4 Transaction Bonus. Upon completion of an initial public equity or debt offering by an affiliate of the Company to which more than one of the Company’s affiliates have been or are contracted to be sold, Executive shall receive a one time bonus of $200,000.
           2.5 Benefits. The Executive will be eligible to participate in the Company’s employee benefit plans made available to similarly situated employees of the Company, including medical, dental, life insurance (at least $1 million of term benefits to be maintained by the Company), and 401(k) plan, all in accordance with Company policies and subject to the terms of those benefit plans, as they may from time to time be amended. The Executive will be afforded four weeks of vacation annually.
          2.6 Withholding. The Company shall make such deductions and withhold such amounts from each payment made to Executive under this Agreement as may be required by law and in accordance with the Company’s customary payroll practices.
     3. Termination of Employment .
          3.1 Termination. The Executive’s employment hereunder may be terminated prior to the end of the Term of this Agreement under the following circumstances:
               (a) Death. The Executive’s employment hereunder shall terminate upon his death.
               (b) Disability. If, as a result of the incapacity of the Executive due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Company for a cumulative six (6) months during any eighteen (18) month period, his employment may be terminated by the Company for “Disability.”
               (c) Cause. Termination by the Company of the employment of the Executive for “Cause” shall mean termination based upon the Executive’s (i) willful breach of any provision of this Agreement or willful breach or willful neglect of his duties and responsibilities, (ii) criminal conviction of an offense constituting a felony occurring on or after the execution of this Agreement, (iii) acts of fraud, misappropriation or embezzlement, or (iv) breach of his duty of loyalty or fiduciary duties to the Company.
               (d) Good Reason. The Executive may terminate his employment during the Term of this Agreement for “Good Reason.” Good Reason shall mean (i) the Company’s material breach of this Agreement, (ii) a requirement that Executive relocate to an area outside of a radius of twenty-five (25) miles of Westport, Connecticut, (iii) a reduction in the Executive’s Annual Base, or (iv) bankruptcy or insolvency of the Company; provided, however, that the Company shall be allowed to cure any such breach within ten (10) days after Notice of Termination is given by the Executive.
          3.2 Date of Termination. “Date of Termination” shall mean (a) if the Executive’s employment is terminated due to his death, the date of his death, (b) if the Executive’s employment is terminated due to Executive’s Disability, ten (10) days after Notice of Termination is given to the Executive, (c) if the Executive’s employment is otherwise terminated by the Company or by Executive, the date upon which the Cause or Good Reason event or, if applicable, the last to occur of such events, occurs or such other date reasonably set forth in the Notice of Termination. Nothing in this Section shall be deemed to diminish the Company’s right to cause the Executive to cease performing his duties and responsibilities as an employee of the Company at any time for reasons other than those stated in Paragraph 3.1 (“Termination Without Cause”), or to limit either party’s right to give a Notice of Termination at any time during the Term of this Agreement.
          3.3 Notice of Termination. Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Paragraph 9.4 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
     4. Compensation Upon Termination.
          4.1 Disability. During any period in which the Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, the Executive shall be compensated as follows: (a) the Executive shall continue to receive his Annual Base at the rate in effect at the commencement of any such period less any compensation payable to the Executive under the applicable disability insurance plan of the Company during such period, until the Executive’s employment is terminated pursuant to Section 3 of this Agreement; and (b) within thirty (30) days after the Date of Termination, the Company shall pay Executive a lump sum amount equivalent to (i) six months’ Annual Base salary and (ii) one half times the Executive’s average Bonus Amount for any fiscal year during Executive’s employment with the Company, less any amounts to be paid to Executive during the first two years after disability has occurred by any Company disability insurance plan. Thereafter, the Executive’s benefits shall be only as provided under the Company’s insurance and other benefits programs then in effect in accordance with the terms of such programs.
          4.2 Cause; Termination by Executive Without Good Reason Before Two Years. In the event the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason before the completion of his first two years of employment, the Company shall pay the Executive all earned, but unpaid amounts of his Annual Base, if any, to which the Executive was entitled as of the Date of Termination and the Company shall have no further obligations to the Executive under this Agreement.
          4.3 Without Cause; Termination by Executive for Good Reason, Termination by Executive Without Good Reason After Two Years. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason at any time or Without Good Reason after the completion of two years of employment but prior to the completion of four years of employment, the Company shall pay the Executive all earned, but unpaid amounts of his Annual Base, if any, to which Executive was entitled as of the Date of Termination. In addition, the Company shall pay to the Executive, within thirty (30) days after the Date of Termination, a lump sum amount equivalent to $300,000.

          4.4 Non-Solicitation of Employees. Upon termination, Executive shall not solicit other employees of the Company for employment elsewhere for a period of twenty-four months without express written consent of the Company.
     5. Covenants.
          5.1 Confidential Information. Executive acknowledges that during his employment with the Company, he shall be exposed to or given access to Confidential Information (as defined below in Section 7.2). The Executive agrees, without limitation in time or except to the extent such information shall become public other than by the Executive’s unauthorized disclosure (which shall not include disclosures as are necessary or appropriate in connection with the performance by the Executive of his duties as President of the Company), to maintain the confidentiality of the Confidential Information and refrain from divulging, disclosing, or otherwise using in any respect the Confidential Information. There shall be no prohibition against the Executive using the general skill and knowledge which he has acquired as an employee of the Company, provided that such use does not violate this Paragraph 5.1 or other provision of this Agreement.
          5.2 Ownership of Intellectual Property. Executive acknowledges and agrees that all work performed, and all ideas, concepts, materials or other subject matter related to the Company’s business (collectively, “Materials”) conceived, developed or prepared by him, alone or with others, during the period of his employment or other relationship with the Company in written, oral, electronic, photographic, optical or any other form, are the property of the Company and its successors or assigns, and all rights, title and interest therein shall vest in the Company and its successors or assigns, and all Materials shall be deemed to be works made for hire and made in the course of his employment or other relationship with the Company. To the extent that title to any Materials has not or may not, by operation of law, vest in the Company and its successors or assigns, or such Materials may not be considered works made for hire, Executive hereby irrevocably assigns all rights, title and interest therein to the Company and its successors or assigns. All Materials belong exclusively to the Company and its successors or assigns, with the Company and its successors or assigns having the right to obtain and to hold in its or their own name, copyrights, patents, trademarks, applications, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Executive hereby grants to the Company and its successors or assigns an irrevocable power of attorney to perform any and all acts and execute any and all documents and instruments on his behalf as the Company and its successors or assigns may deem appropriate in order to perfect or enforce the rights defined in this Section. Executive further agrees to give the Company and its successors or assigns, or any person designated by the Company and its successors or assigns, at the Company’s or its successors’ or assigns’ expense, any assistance required to perfect or enforce the rights defined in this Section. Executive shall communicate and deliver to the Company and its successors or assigns promptly and fully all Materials conceived or developed by him (alone or jointly with others) during the period of his employment or other relationship with the Company and its successors and assigns.
          5.3 Return of Documents and Other Property. Upon termination of Executive’s employment, the Executive shall return to the Company all of its property, equipment, documents, records, lists, files and any and all other Company materials including, without limitation, computerized or electronic information that is in Executive’s possession as of the Date of Termination (the “Company Property”). The Company Property shall be delivered to the Company at its office in Westport, Connecticut (or at such other location designated by the Company), at Executive’s expense, within five (5) business days after the Date of Termination. Unless otherwise agreed by the Company in writing, Executive shall not retain any Company Property.
          5.4 Irreparable Injury. Executive acknowledges that the covenants contained in this Section 5 and the Executive’s services under this Agreement are of a special and unique character, which gives them a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary restraining order, preliminary and permanent injunctions and any other appropriate equitable remedy that prevents Executive from breaching this Agreement.
     6. Arbitration.
          (a) All disputes under this Agreement will be resolved by arbitration in Connecticut, before a single arbitrator pursuant to the Rules of Commercial Arbitration of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Any award rendered by the arbitrator will be conclusive and binding upon the parties and there will be no right of appeal therefrom (except as federal and/or state law provides limited rights of appeal of arbitration decisions.)

          (b) Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this paragraph.
          (c) The arbitrator will be selected by the joint agreement of the parties hereto, but if they do not so agree within 20 days after the date of the notice referred to above (or such longer time to which they agree), they will request from the AAA a panel of seven (7) arbitrators from which the parties will alternately strike names until a single arbitrator has been selected. The flip of a coin will determine which party strikes the first name.
          (d) Each party will pay its own expenses of arbitration (including legal fees) and the expenses of the arbitrator will be equally shared. The arbitrator shall no authority to make an award to either party of any such expenses or fees.
     7. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 9:
          7.1 “Affiliates” with respect to any person or entity, shall mean any entity that is controlled by such person or entity, is controlled by such person or entity or is under common control with such person or entity.
          7.2 “Confidential Information” shall mean (i) any and all trade secrets, product and business plans; (ii) any and all non-public information concerning the business and affairs of the Company (which includes, but is not limited to, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.
     8. Representations and Warranties of Executive. Executive represents and warrants to the Company that Executive’s signing and performance of this Agreement will not violate any agreement of the Executive with any third party or otherwise violate the rights of any third party based upon the present or past relationship of the Executive with such third party.

     9. Miscellaneous.
          9.1 Successors and Assigns; Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, that the duties of the Executive hereunder are personal to the Executive and may not be delegated or assigned by him.
          9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.
          9.3 Waivers. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or of any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          9.4 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight courier, as follows:
If to the Company, to:
The Compass Group International LLC
61 Wilton Road
Suite 2
Westport, CT 06880
Attention: I. Joseph Massoud, President
    and
Squire Sanders & Dempsey
Suite 3500
312 Walnut Street
Cincinnati, OH 45202
Attention: Steve Mahon

If to the Executive, to:
James Bottiglieri
805 Shore Acres Drive
Mamaroneck, N.Y. 10543
or to such other address as may be specified in a written notice personally delivered, faxed or mailed by overnight courier or registered or certified mail, postage prepaid, return receipt requested, given by one party to the other party hereunder.
          9.5 Severability. If for any reason any term or provision of this Agreement is held to be invalid or unenforceable, all other valid terms and provisions hereof shall remain in full force and effect, and all of the terms and provisions of this Agreement shall be deemed to be severable in nature. If for any reason any term or provision containing a restriction set forth herein is held to cover an area or to be for a length of time which is unreasonable, or in any other way is construed to be too broad or to any extent invalid, such term or provision shall not be determined to be null, void and of no effect, but to the extent the same is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under applicable law.
          9.6 Amendment; Cancellation. This Agreement may not be amended or cancelled except by mutual agreement of the parties in writing (and without requiring the consent of any other person) and, so long as the Executive lives, no person, other than the Company, its successors and assigns and the Executive shall have any rights under or interests in this Agreement or the subject matter hereof except as expressly provided herein.
          9.7 Descriptive Headings. The parties hereto agree that the headings of the several paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          9.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral and/or written understandings and/or agreements between the parties hereto relating to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

The Compass Group International LLC

By:	/s/ I. Joseph Massoud

Name: Ihab Joseph Morcos Massoud
Title: President

By:	/s/ James Bottiglieri

James Bottiglieri